Filed pursuant to Rule 424(b)(3)
Registration No. 333-133431
Prospectus Supplement No. 5
(To Prospectus Dated August 10, 2006)
2,250,000 Shares
5.375% Series B Cumulative Convertible Preferred Stock
(Liquidation Preference $50 per Share)
and
Common Stock
(Par Value $.20 per share)
     This document supplements the prospectus dated August 10, 2006, relating to the offering for resale of our 5.375% Series B Cumulative Preferred Stock (liquidation preference $50 per share) (the “Series B Preferred Stock”) and the shares of our common stock, par value $0.20 per share (the “Common Stock”), issuable upon conversion of the Series B Preferred Stock. The information in this prospectus supplement replaces and supercedes the information set forth under the heading “Selling Securityholders” in the prospectus dated August 10, 2006.
     Our Common Stock is listed on the New York Stock Exchange under the symbol “GDP.” The last reported closing price of our Common Stock on June 28, 2007, was $33.99 per share.
     We are a Delaware corporation. Our principal offices are located at 808 Travis Street, Suite 1320, Houston, Texas 77002, and our telephone number is (713) 780-9494.
     Investing in our Series B Preferred Stock or Common Stock involves risks. Please read carefully the section entitled “Risk Factors” beginning on page 6 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is June 29, 2007.

SELLING SECURITYHOLDERS
     The Series B Preferred Stock and any shares of our Common Stock issued upon conversion of the Series B Preferred Stock, are being offered by the selling securityholders listed in the table below. We issued and sold 2,250,000 shares of Series B Preferred Stock in a private placement to the initial purchasers, Bear, Stearns, & Co. Inc. and BNP Paribas Securities Corp. The selling securityholders purchased their Series B Preferred Stock from the initial purchasers or from subsequent holders in transactions exempt from registration under the Securities Act. Selling securityholders selling Common Stock issued upon conversion of the Series B Preferred Stock, acquired such stock from the Company through conversion of their previously acquired Series B Preferred Stock, or from prior holders of the Common Stock in transactions exempt from registration under the Securities Act.
     This prospectus covers sales by the named selling securityholders of Series B Preferred Stock and shares of Common Stock issued upon conversion of the Series B Preferred Stock. This prospectus will not cover subsequent sales of Common Stock received upon conversion of Series B Preferred Stock purchased from a selling securityholder named in this prospectus.
     No offer or sale under this prospectus may be made by a securityholder unless that holder is listed in the table below, in a supplement to this prospectus or in a Current Report on Form 8-K incorporated by reference in the registration statement of which this prospectus is a part. We will supplement this prospectus to include additional selling security holders upon request and upon provision of all required information to us, subject to the terms of the Registration Rights Agreement dated as of December 21, 2005 between Goodrich Petroleum Corporation and the initial purchasers.
     The following table sets forth the name of each selling securityholder, the nature of any position, office or other material relationship which the selling securityholder has had within the past three years with us or with any of our predecessors or affiliates, the amount of Series B Preferred Stock and shares of our Common Stock beneficially owned by such securityholder prior to the offering, the amount being offered for the securityholder’s account and the amount to be owned by such security holder after completion of the offering.
     We prepared the table based solely on information supplied to us by the selling securityholders. We have not sought to verify such information. Additionally, some or all of the selling securityholders may have sold or transferred some or all of their Series B Preferred Stock, in transactions exempt from the registration requirements of the Securities Act, or some or all of their shares of our Common Stock, in exempt or non-exempt transactions, since the date on which the information in the table was provided to us. Other information about the selling securityholders may also change over time.

Number of
	Number of		Shares of			Number of
	Shares of		Series B	Number of		Shares of
	Series B	Number of	Preferred	Shares of		Common
	Preferred	Shares of	Stock to be	Common	Number of	Stock to be
	Stock	Series B	Owned	Stock	Share of	Owned
	Beneficially	Preferred	After	Beneficially	Common	After
	Owned	Stock Being	Completion	Owned	Stock Being	Completion
	Prior to the	Offered	of the	Prior to the	Offered	of the
	Offering	Hereby	Offering	Offering*	Hereby*	Offering
AHFP Context (1)	14,075	14,075	—	22,444	22,444	—
Altma Fund Sicav PLC in Respect of the Grafton Sub Fund (1)	18,512	18,512	—	29,519	29,519	—

			Number of
	Number of		Shares of			Number of
	Shares of		Series B	Number of		Shares of
	Series B	Number of	Preferred	Shares of		Common
	Preferred	Shares of	Stock to be	Common	Number of	Stock to be
	Stock	Series B	Owned	Stock	Share of	Owned
	Beneficially	Preferred	After	Beneficially	Common	After
	Owned	Stock Being	Completion	Owned	Stock Being	Completion
	Prior to the	Offered	of the	Prior to the	Offered	of the
	Offering	Hereby	Offering	Offering*	Hereby*	Offering
Barclay’s Global Distribution Bonds(4)	10,300	10,300	—	16,424	16,424	—
Bear, Stearns & Co. Inc.(5)	116,991	116,991	—	186,554	186,554	—
BP Amoco PLC Master Trust(6)	10,397	10,397	—	16,579	16,579	—
Canadian Imperial Holdings Inc.(19)	109,300	109,300	—	174,290	174,290	—
Castle Convertible Fund, Inc.(7)	20,000	20,000	—	31,892	31,892	—
Columbia Convertible Securities Fund(8)	39,760	39,760	—	63,401	63,401	—
Context Advantage Fund, L.P.(1)	4,700	4,700	—	7,495	7,495	—
Context Advantage Master Fund, L.P.(1)	43,412	43,412	—	69,225	69,225	—
Context Offshore Advantage Fund, Ltd.(1)	28,782	28,782	—	45,896	45,896	—
Convertible Securities Fund(8)	240	240	—	383	383	—
Credit Suisse Securities (Europe Limited)(9)	125,000	125,000	—	199,325	199,325	—
Deutsche Bank AG London(10)	275,000	275,000	—	438,515	438,515	—
Deutsche Bank Securities, Inc.(11)	150,100	150,100	—	239,350	239,350	—
Equitec Group, LLC(12)	25,000	25,000	—	39,865	39,865	—
Fidelity Financial Trust: Fidelity Convertible Securities Fund(13)	93,500	93,500	—	149,095	149,095	—
Finch Tactical Plus Class B(1)	2,336	2,336	—	3,724	3,724	—
Highbridge International LLC(14)	246,500	246,500	—	393,069	393,069	—
Hotel Union & Hotel Industry of Hawaii Pension Plan(6)	1,563	1,563	—	2,492	2,492	—
ICVC Global Balanced Income Fund(4)	7,700	7,700	—	12,278	12,278	—
Institutional Benchmarks Series (Master Feeder) Limited in Respect of Alcor Series(1)	2,183	2,183	—	3,481	3,481	—

			Number of
	Number of		Shares of			Number of
	Shares of		Series B	Number of		Shares of
	Series B	Number of	Preferred	Shares of		Common
	Preferred	Shares of	Stock to be	Common	Number of	Stock to be
	Stock	Series B	Owned	Stock	Share of	Owned
	Beneficially	Preferred	After	Beneficially	Common	After
	Owned	Stock Being	Completion	Owned	Stock Being	Completion
	Prior to the	Offered	of the	Prior to the	Offered	of the
	Offering	Hereby	Offering	Offering*	Hereby*	Offering
JMG Capital Partners, LP(15)	175,000	175,000	—	279,055	279,055	—
KdC Convertible Arbitrage Fund L.P.(16)	100,000	100,000	—	159,460	159,460	—
Lyxor/Context Fund Ltd.(1)(17)	7,150	7,150	—	11,401	11,401	—
Morgan Stanley & Co., Inc.(20)	60,000	60,000	—	1,050,159	95,676	954,483
Mill River Master Fund, L.P.(18)	20,000	20,000	—	31,892	31,892	—
Silvercreek II Limited(3)	9,875	9,875	—	15,747	15,747	—
Silvercreek Limited Partnership(3)	15,125	15,125	—	24,118	24,118	—
The City of Southfield Fire & Police Retirement System(6)	386	386	—	616	616	—
The Estate of James Campbell CH(6)	1,410	1,410	—	2,248	2,248	—
The Estate of James Campbell EST 2(6)	6,799	6,799	—	10,842	10,842	—
United Technologies Corporation Master Retirement Trust(6)	3,921	3,921	—	6,252	6,252	—
Viacom Inc. Pension Plan Master Trust(6)	524	524	—	836	836	—

Total (21)	1,745,541	1,745,541	—	3,737,923	2,783,440	954,483

*	Includes Common Stock issuable upon conversion of the Series B Preferred Stock at a conversion rate of 1.5946 shares of Common Stock per share of Series B Preferred Stock.

(1)	Representatives of the securityholder have advised us that voting and dispositive powers with respect to the Series B Preferred Stock and our Common Stock issuable upon conversion of the Series B Preferred Stock held by this securityholder are held by Michael S. Rosen, Chief Executive Officer and Co-Chairman and William D. Fertig, CIO and Co-Chairman, respectively, of Context Capital Management, LLC, the investment advisor of the securityholder.

(2)	This securityholder has advised us that voting and dispositive power with respect to the Series B Preferred Stock and our Common Stock issuable upon conversion of the Series B Preferred Stock is held by Michael Kao, Chief Executive Officer of Akanthos Capital Management, LLC, the general partner of Akanthos Arbitrage Master Fund, L.P. This securityholder owns 103,980 shares of our Common Stock in addition to the Common Stock issuable upon conversion of the Series B Preferred Stock.

(3)	Representatives of the securityholder have advised us that voting and dispositive powers with respect to the Series B Preferred Stock and our Common Stock issuable upon conversion of the Series B Preferred Stock held by this securityholder are held by Louise Morwick and Bryn Joynt, President and Vice President, respectively, of Silvercreek Management Inc., the investment advisor of the securityholder.

(4)	Representatives of the securityholder have advised us that voting and dispositive power with respect to the Series B Preferred Stock and our Common Stock issuable upon conversion of the Series B Preferred Stock held by this securityholder is held by David Clott.

(5)	This securityholder has advised us that it is a U.S. registered broker-dealer. As such, the securityholder is, under the interpretation of the Securities and Exchange Commission, an “underwriter” within the meaning of the Securities Act of 1933, as amended. Please see “Plan of Distribution” for required disclosure regarding this securityholder. Voting and dispositive power with respect to the Series B Preferred Stock and our Common Stock issuable upon conversion of the Series B Preferred Stock held by this securityholder is held by Michael Loyd, Senior Managing Director of the securityholder.

(6)	Representatives of this securityholder have advised us that voting and dispositive powers with respect to the Series B Preferred Stock or our Common Stock issuable upon conversion of the Series B Preferred Stock held by this securityholder are held by John Gottfurcht, George Douglas and Amy Jo Gottfurcht, principals of SSI Investment Management Inc., the investment advisor of this securityholder.

(7)	Castle Convertible Fund, Inc. advised us that it is an affiliate of a U.S. registered broker-dealer; however, Castle Convertible Fund, Inc. has advised us that it acquired the Series B Preferred Stock in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the Series B Preferred Stock and the Common Stock issuable upon conversion of the Series B Preferred Stock. Voting and dispositive power with respect to the Series B Preferred Stock and the Common Stock issuable upon conversion of the Series B Preferred Stock is held by John A. Curry, Vice President and Portfolio Manager.

(8)	This securityholder has advised us that voting and dispositive power with respect to the Series B Preferred Stock or our Common Stock issuable upon conversion of the Series B Preferred Stock held by this securityholder is held by Yanfang (Emma) Yan, Portfolio Manager of the securityholder.

(9)	This securityholder has advised us that it is a U.S. registered broker-dealer. As such, the securityholder is, under the interpretation of the Securities and Exchange Commission, an “underwriter” within the meaning of the Securities Act of 1933, as amended. Please see “Plan of Distribution” for required disclosure regarding this securityholder. Voting and dispositive power with respect to the Series B Preferred Stock and our Common Stock issuable upon conversion of the Series B Preferred Stock held by this securityholder is held by Gerry Murtash.

(10)	This securityholder has advised us that it is an affiliate of a U.S. registered broker-dealer; however, the securityholder acquired the Series B Preferred Stock in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the Series B Preferred Stock or our Common Stock issuable upon conversion of the Series B Preferred Stock. Voting and dispositive power with respect to the Series B Preferred Stock or our Common Stock issuable upon conversion of the Series B Preferred Stock is held by Patrick Corrigan, Director of the securityholder.

(11)	This securityholder has advised us that it is a U.S. registered broker-dealer. As such, the securityholder is, under the interpretation of the Securities and Exchange Commission, an “underwriter” within the meaning of the Securities Act of 1933, as amended. Please see “Plan of Distribution” for required disclosure regarding this selling securityholder. This securityholder is a publicly traded corporation.

(12)	This securityholder has advised us that voting and dispositive powers with respect to the Series B Preferred Stock or our Common Stock issuable upon conversion of the Series B Preferred Stock are held by John LaRocque and Daniel Asher, beneficial owners of the securityholder.

(13)	This securityholder has advised us it is an affiliate of a U.S. registered broker-dealer; however, it has advised us that it acquired the Series B Preferred Stock in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the Series B Preferred Stock or the Common Stock issuable upon conversion of the Series B Preferred Stock. This securityholder is a registered investment fund advised by Fidelity Management & Research Company (“FMR Co.”). Edward C. Johnson 3d, FMR Corp., through its control of FMR Co., and the securityholder each has sole power to dispose of the Series B Preferred Stock or the Common Stock issuable upon conversion of the Series B Preferred Stock owned by the securityholder. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the Series B Preferred Stock or the Common Stock issuable upon conversion of the Series B Preferred Stock owned by the securityholder, which power resides with the securityholder’s Board of Trustees.

(14)	This securityholder has advised us that Highbridge Capital Management, LLC is the trading manager of this securityholder and consequently has voting control and investment discretion over the Series B Preferred Stock and our Common Stock issuable upon conversion of the Series B Preferred Stock held by this securityholder. Glenn Dubin and Henry Swieca control Capital Management, LLC and are the natural persons with voting and dispositive power with respect to the Series B Preferred Stock or our Common Stock issuable upon conversion of the Series B Preferred Stock held by this securityholder. Each of Capital Management, LLC, Mr. Dubin and Mr. Swieca disclaims beneficial ownership of securities held by this securityholder

(15)	This securityholder has advised us that voting and dispositive power with respect to the Series B Preferred Stock or our Common Stock held by this securityholder is held by Jonathan M. Glaser.

(16)	This securityholder has advised us that it is an affiliate of a U.S. registered broker-dealer; however, it acquired the Series B Preferred Stock in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the Series B Preferred Stock or our Common Stock issuable upon conversion of the Series B Preferred Stock. Voting and dispositive power with respect to the Series B Preferred Stock or our Common Stock issuable upon conversion of the Series B Preferred Stock held by this securityholder is held by Kellner DiLeo & Company, LLC, the general partner of the securityholder. The natural person with voting and dispositive power with respect to the Series B Preferred Stock or our Common Stock issuable upon conversion of the Series B Preferred Stock held by this securityholder is Glen Friedman.

(17)	Representatives of this securityholder have advised us that it is an affiliate of a U.S. registered broker-dealer; however, it acquired the Series B Preferred Stock or our Common Stock issuable upon conversion of the Series B Preferred Stock in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the Series B Preferred Stock or our Common Stock issuable upon conversion of the Series B Preferred Stock.

(18)	Representatives of the securityholder have advised us that Mill River Master Fund, L.P. is an affiliate of a U.S. registered broker-dealer; however, it acquired the Series B Preferred Stock in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the Series B Preferred Stock or our Common Stock issuable upon conversion of the Series B Preferred Stock. Voting and dispositive powers with respect to the Series B Preferred Stock or our Common Stock issuable upon conversion of the Series B Preferred Stock held by this securityholder are held by Clifford M. Noreen and Patrick J. Joyce, Portfolio Managers of Babson Capital Management LLC, the sole member of the general partner of the securityholder.

(19)	Representatives of the securityholder have advised us that voting and dispositive powers with respect to the Series B Preferred Stock and our Common Stock issuable upon conversion of the Series B Preferred Stock held by this securityholder are held by Barry Garner and Andrew Henry, Executive Director and Director, respectively, of the securityholder.

(20)	This securityholder has advised us that it is a U.S. registered broker-dealer. As such, the securityholder is, under the interpretation of the Securities and Exchange Commission, an “underwriter” within the meaning of the Securities Act of 1933, as amended. Please see “Plan of Distribution” for required disclosure regarding this selling securityholder. This securityholder is a publicly traded corporation.

(21)	The total amount of Series B Preferred Stock accounted for in the table is 1,745,541. The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act or otherwise, some or all of the Series B Preferred Stock or shares of our Common Stock since the date on which the information in the above table was provided to us. Because the selling securityholders may offer all or some of their shares of Series B Preferred Stock or the shares of our Common Stock issuable upon conversion of the Series B Preferred Stock from time to time, we cannot determine the number of shares of our Series B Preferred Stock or our Common Stock that will be held by the selling securityholders upon the termination of any particular offering by such selling securityholder. Please refer to “Plan of Distribution” in the prospectus.
     Selling securityholders who are registered broker-dealers are “underwriters” within the meaning of the Securities Act of 1933. In addition, selling securityholders who are affiliates of registered broker-dealers are “underwriters” within the meaning of the Securities Act of 1933 unless such selling security holder (a) acquired its Series B Preferred Stock or underlying Common Stock in the ordinary course of business or (b) did not have any agreement or understanding, directly or indirectly, with any person to distribute the Series B Preferred Stock or underlying Common Stock. To our knowledge, no selling securityholder who is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation.